EXHIBIT INDEX

Exhibit
Number                                 Document
-------    -----------------    ------------------------------------------------

99         Press  Release  of  Registrant,   dated  June  22,  1999,  announcing
           Registrant's agreement to acquire EPC

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                                                                      EXHIBIT 99
[E-TEK Dynamics Logo]

FOR IMMEDIATE RELEASE
Investor Relations Hot Line
(408) 546-5500
Alison Reynders
Investor Relations Manager
(408) 546-4608

     E-TEK Dynamics Completes Acquisition of ElectroPhotonics Corporation

San Jose, California, June 22, 1999 -- E-TEK Dynamics, Inc. (Nasdaq: ETEK) today completed its previously announced acquisition of ElectroPhotonics Corporation
(EPC), a developer of components and modules for optical networks including Dense Wavelength Division Multiplexing (DWDM) components, dispersion equalization modules and network performance monitoring subsystems.

E-TEK paid a combination of common stock and cash in exchange for all outstanding shares of ElectroPhotonics. Based on the closing price of E-TEK's common stock on June 22, 1999, the transaction is valued at approximately $40 million.

"E-TEK's customers need innovative component technology in order to advance the development of scalable optical networks. With the expansion of our product line to include components for optical performance monitoring and dispersion equalization, we are providing our customers with a broader range of cost-effective solutions to address issues in next-generation optical networks," said Michael Fitzpatrick, E-TEK's Chairman and Chief Executive Officer.

The current management of EPC will stay in place and the business unit will be renamed E-TEK ElectroPhotonics Solutions (E-TEK EPS). EPC's President and Chief Executive Officer, Dr. Tino Alavie, will become Vice President and General Manager of the business unit, reporting to Sanjay Subhedar, E-TEK's Senior Vice President of Operations and Chief Financial Officer. E-TEK EPS will remain in Toronto, Canada.

About E-TEK Dynamics
E-TEK Dynamics, Inc. (Nasdaq: ETEK), headquartered in San Jose, is a leader in the design and manufacturing of high-quality passive components and modules for fiber optic systems. E-TEK's product line includes wavelength division multiplexers (WDMs), isolators, couplers and micro-optic integrated components (MOICs). These products are utilized in terrestrial and submarine long-haul fiber-optic networks as well as in emerging short-haul markets, such as metropolitan area networks. More information on E-TEK is available at http://www.e-tek.com.

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Forward Looking Statements
This press release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by E-TEK Dynamics with the SEC, specifically the Quarterly Report on Form 10-Q for the period ended
April 2, 1999, and the Registration Statement on Form S-1, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including dependence on a limited number of major customers, rapid technological change, increasing competition, continued industry consolidation and potential fluctuations in quarterly and annual results.

E-TEK Dynamics, E-TEK, and "Enabling Next-Generation Optical Networks" are trademarks of E-TEK Dynamics, Inc.
                                     ###


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